                       [LETTERHEAD OF THE LOEWEN GROUP INC.]



March 21, 1997

Mr. Tom Hardy
216 Stephenson Avenue
Lookout Mountain, Tennessee
37350

Dear Tom,

          RE:  EMPLOYMENT AGREEMENT
          -------------------------

Further to our conversations in New Orleans on Tuesday and Wednesday February 18 and 19, 1997 and subsequent conversations with Dan Nakagawa and myself I am pleased to submit our proposal outlining the terms for an employment agreement between yourself, the Loewen Group Inc., Loewen Group International, Inc. (hereinafter collectively referred to as "Loewen") and a wholly-owned life insurance subsidiary (the "Company"), The Company will own or control, and operate all life insurance operations presently owned, or hereafter acquired, by Loewen.

1. You will be employed as President and Chief Executive Officer of the Company. Your employment will be deemed to commence March 17, 1997.

2. In order to facilitate consolidation of the life insurance operations and start-up of the Company it is agreed that you will relocate to the metropolitan New Orleans, Louisiana area and operate from the offices of First Capital Life Insurance Co. At 2240 Magazine Street, New Orleans, Louisiana.

     The Company will reimburse all reasonable relocation costs including normal sales commissions actually paid on the sale of your home located in Lookout Mountain, Tennessee, moving costs,. furniture storage, etc. In addition, the Company will reimburse the reasonable costs of temporary housing in New Orleans and reasonable costs of travel between New Orleans and Chattanooga, Tennessee until your home is sold or for a period of six months after commencement of employment, whichever occurs first. Original receipts or invoices will be provided by you in support of all such reimbursement claims. Loewen or the Company may require that you subsequently relocate your normal office to a location other than the metropolitan New Orleans area, in which case the Company will again provide reimbursement for reasonable location and temporary housing costs.

3. Your agreed duties and responsibilities will be those described in the attached Job Description (Schedule "A").

4.   Your compensation (in U.S. dollars) will consist of the following:

     (a) A beginning initial base bi-weekly salary of $7,693.00 ($200,000 annual equivalent) payable on the Company's normal payroll basis. Your bi-weekly salary for 1998 will be $9,615.00 ($250,000 annual equivalent). For 1999 and subsequent years your salary will be subject to review on January 1 of each year with any adjustments subject to the sole discretion of Loewen.

     (b) Inclusion in all Loewen fringe benefit programs provided to Executives of Loewen with duties and responsibilities comparable to yourself, including: Group Life Insurance, Accidental Death and Dismemberment Insurance, 401(K), Dental, Medical and Long Term Disability. Costs of these benefits are to be shared between you and the Company in the same manner as with Loewen Executives of similar ranking. These benefits will be effective upon commencement of employment. In the event that Loewen or the Company is unable to obtain waiver of a qualification period for any of the benefits provided the Company will reimburse your reasonable out-of-pocket costs to secure similar benefits. Specifically, Loewen's executive medical plan requires a non-waivable 90 day waiting period. Consequently, the Company will reimburse you for the costs of your existing medical plan during this period.

     (c) Four weeks vacation per annum. The Company acknowledges and agrees to your vacation planned for August 27 to September 14, 1997.

     (d) Reasonable operating expenses for your automobile including gas, oil, insurance and maintenance, contingent upon your presentation of original receipts or invoices in support.

     (e) Upon your becoming an employee of Loewen, senior management of Loewen is prepared to recommend to the Compensation Committee of the Board of Directors that you be granted a stock option under and in accordance with the Employee Stock Option Plan (United States) of The Loewen Group Inc. with respect to 50,000 common shares of The Loewen Group Inc. common stock, vesting in equal annual amounts of 10,000 shares per year over a five year period at a share price which is the market price of the shares at the close of trade on the day before the subject stock option agreement is executed. If this recommendation is approved by the Compensation Committee, the terms and conditions of these stock options will be set forth in a formal stock option agreement with provisions in accordance with the Employee Stock Option Plan (United States) or as may be required by the Compensation Committee, and the formal stock option agreement will control all aspects of the options including, but not limited to, vesting, exercise and termination. The stock option grant provided in this clause (e) is further subject to shareholder approval at the next annual general meeting of The Loewen Group Inc. which is presently scheduled for May 15, 1997.

     (f) You will be eligible to participate in a bonus program similar to that offered to Executives of Loewen. For reference purposes your target bonus is 40% of your prorated annual salary based on performance criteria to be established solely by Loewen. At the election of Loewen these bonuses may be paid in cash or stock options of equivalent value.

          It is further understood that there is no guarantee of a bonus applicable to any year succeeding Loewen's 1997 fiscal year, and any subsequent annual fiscal year bonus entitlement shall be solely at Loewen's discretion.

          The granting of the stock options referred to in 5(e) and (f) are subject to the signing of a formal option agreement. This option agreement, as with all other currently issued stock option agreements, will be subject to approval by disinterested shareholders at the next TLGI shareholders' meeting (presently scheduled for May 15, 1997) and no options may be exercised prior to this approval.

     (g) Supplementary incentive compensation - Upon formation or acquisition of the Company, LGII agrees to contribute the operations of its existing life insurance companies to the Company and to execute, and to cause the Company to execute, and deliver the Equity Incentive Agreement attached hereto as "Schedule B".

5. The Company will provide a cellular telephone and appropriate computer equipment for business purposes.

6. The Company will reimburse you for reasonable and prudent expenses incurred directly in relation to your duties, upon presentation of original receipts or invoices in support thereof.

7. This Agreement may be terminated by Loewen or the Company for cause at any time by providing written notice. "Cause" shall include: gross negligence; dishonesty; incompetence; your material failure or inability to perform your duties and responsibilities hereunder; any activity or inactivity by you that materially and adversely affects the business operations of Loewen or the Company or its affiliates; or any other material breach by you of this Agreement.

     This Agreement may be terminated at any time by either party without cause, on six months written notice. In the event of termination by Loewen or the Company, the Company shall provide normal salary and fringe benefits for six months from the date of notice.

8. In consideration of the stock option benefit provided to you in paragraph 5(e) herein, you covenant as follows: upon termination of this Agreement by either party for any reason you will not, directly or indirectly, for a period of twelve (12) months from termination, compete with Loewen or the Company in the funeral, cemetery, pre-need life insurance or related businesses anywhere in the United States or Canada. In providing this covenant you acknowledge that the activities of Loewen and the Company extend across the United States and Canada; that Loewen and the Company are engaged in an intensely competitive industry; that Loewen and the Company's main competitors seek acquisitions and operate competing businesses throughout the United States and Canada; and that your employment duties and knowledge cover both the United States and Canada.

     "Compete" includes serving as an employee, shareholder, officer, director, consultant or advisor, directly or indirectly, and includes the giving of financial assistance or acting as broker, directly or indirectly.

     "Business" includes either directly or indirectly, research or negotiation for acquisition, development or operation of funeral homes, cemeteries and related businesses, including but not limited to the related businesses of funeral and cemetery insurance of an types.

9.   With respect to your duties and responsibilities on behalf of the Company:

     (a) At all times you will act in the best interests of the Company; you will engage in no activity which is detrimental or prejudicial to the Company, its reputation, or its business;

     (b) At no time will you represent, directly or indirectly, parties or interests that are prejudicial to or in conflict with the best interests of the Company, its operations or Loewen's acquisition program;

     (c) You will at all times act honestly and faithfully in carrying out the Company's policies and instructions;

     (d) You will at all times represent the Company in a professional manner and use your best efforts to promote the Company's interests.

10. During the currency of this Agreement and following its termination you will at all times keep strictly confidential all internal, private information, data, materials and knowledge relating to Loewen and the Company or their respective businesses; nor during such times will you make any unauthorized use of any proprietary information, data or analysis of Loewen or the Company, or of specific corporate opportunities developed or in the process of development by Loewen or the Company.

11. Any dispute concerning the content or effect of this letter agreement or the terms and conditions or any other aspect of your employment with Loewen or the Company shall be resolved through binding, compulsory, private arbitration and both you and the Company and Loewen hereby consent to such arbitration and waive any right to pursue litigation in any court concerning your employment.

12. This letter outlines the understanding of Loewen and the Company as to the terms and conditions of our agreement with yourself. To confirm your acceptance of and agreement with the employment proposal as outlined in this letter, please sign both copies and return one copy for our records. The remaining copy is for your files. This mutually signed letter will then constitute the employment agreement between yourself, Loewen and the Company.

We look forward to you joining our organization and assuming a leadership role in the growing of our pre-need life insurance business.

Yours truly,


THE LOEWEN GROUP INC. and
LOEWEN GROUP INTERNATIONAL, INC.
and the COMPANY


Per   /s/ PAUL WAGLER
     --------------------------------------------
     Paul Wagler
     Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED as of this 31st day of March, 1997.



       /s/ TOM HARDY                            /s/ JEANNINE U. ALLEN
     --------------------------------       -----------------------------------
                Tom Hardy                                Witness

                                     SCHEDULE B

                                AMENDED AND RESTATED
                             EQUITY INCENTIVE AGREEMENT


          THIS AMENDED AND RESTATED EQUITY INCENTIVE AGREEMENT (this "Agreement"), dated as of September 24, 1998 is entered into by and between Loewen Life Insurance Group, Inc., a Delaware corporation having its principal offices at 2240 Magazine Street, New Orleans, Louisiana 70130 (the "Company"), Loewen Group International, Inc., a Delaware corporation having its principal place of business at 3190 Tremont Avenue, Trevose, Pennsylvania 19053 ("LGII") and Thomas Hardy, an individual residing at 920 State Street, New Orleans, Louisiana 70118 (the "Executive").

                                      WITNESSETH

          WHEREAS, LGII and the Executive have entered into an Employment Agreement, dated as of March 17,1997, by and between the Company and the Executive (the "Employment Agreement"), which sets forth the terms and conditions upon which the Company will employ the Executive;

          WHEREAS, LGII is the owner of all the issued and outstanding capital stock of the Company;

          WHEREAS, the Company desires to provide the Executive with additional incentive compensation related to the financial performance of the Company;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Executive hereby agree as follows:

          1. AWARD OF PERCENTAGE INTEREST. In consideration of the Executive's services to the Company and the delivery of the Participation Payment by the Executive to LGII pursuant to Section 2 hereof, LGII shall establish an account in the name of the Executive on the books and records of LGII (the "Account") and credit the Account with an amount equal to 9.86% of the Company's Book Value (as hereinafter defined) (as adjusted from time to time hereunder, the "Percentage Interest"), which Percentage Interest may be exercised from time to time in accordance with the terms and conditions hereof. The award of Percentage Interest shall be entered an the LGII's books and records as a grant of deferred compensation to the Executive and shall not constitute the Executive as the owner or holder of shares of Common Stock of the Company or any equity interest therein.

          The term "Company's Book Value" shall mean the total net worth, calculated in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), of the Company, Mayflower National Life Insurance Company. Security Industrial Insurance Company, First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, and subsidiaries of each of the above companies, without double counting and subject to adjustment per Section 4 hereof in the case of future acquisitions. After completion of an anticipated reorganization involving all of the above companies, it is expected that the consolidated net worth of the Company will equal the Company's Book Value.

          2. PARTICIPATION PAYMENT. In exchange for the right to receive the Percentage Interest, the Executive shall deliver to LGII a note in the form attached as EXHIBIT A hereto in the original principal amount of Ten Million Dollars ($10,000,000), subject to adjustment as set forth therein (the "Note").

          3. VESTING OF PERCENTAGE INTEREST. The Executive's right to exercise the Percentage Interest hereunder for a Cash Award (as hereinafter defined and determined by Section 6 hereof) shall be fully vested.

          4. ADJUSTMENT OF PERCENTAGE INTEREST. (a) The Percentage Interest deemed to be owned by Executive and the principal amount of the Promissory Note shall be adjusted, based on the Company's ROE for the fiscal year ended December 31, 2001, as set forth on EXHIBIT B attached hereto. In the event that the Executive ceases for any reason to be employed by the Company during the period commencing January 1, 1999 and ending December 31, 2001, the Percentage Interest deemed to be owned by Executive and the principal amount of the Promissory Note shall be adjusted, based on the Company's ROE for the previous fiscal year (determined as of the end of the fiscal year immediately preceding the date that Executive ceases for any reason to be employed by the Company) extrapolated to December 31, 2001, as set forth on EXHIBIT B hereto. For purposes of this Agreement, "ROE" shall mean the Company's return on equity expressed as a percentage, (i) the numerator of which is earnings before state and federal income taxes and bonuses for such fiscal year and (ii) the denominator of which is the sum of
(A) the consolidated shareholders equity of the Company as of the last day of the prior fiscal year of the Company and its subsidiaries as shown on the consolidated financial statements of the Company ("Book Value"), plus (B) the product of (x) the increase in Book Value for such fiscal year attributable to capital contributions, times (y) a fraction the numerator of which is the number of days in such fiscal year which have elapsed since the date of such capital contribution and the denominator of which is 365, in every case determined in accordance with Canadian GAAP.

          (b) If during the term of this Agreement, LGII or any affiliate of LGII shall purchase a life insurance company or life insurance assets of a company or a line of business thereof (an "Acquisition"), LGII shall cause the Company to purchase such Acquisition from LGII or such affiliate at a fair market value as determined in good faith by the Board of Directors of LGII. In the event such purchase would not be allowed by applicable regulatory matters or would cause the Company's A.M. Best rating to be lowered below "B" as a result of such purchase, LGII will contribute such Acquisition to the Company as a contribution of capital equal to the fair market value of such Acquisition as determined in good faith by the Board of Directors of LGII (the "Affiliate Contribution"). In the event that LGII contributes such Acquisition to the Company as a contribution of capital, the Executive shall have the option to maintain up to his Percentage Interest by electing to make an additional participation payment to LGII in an amount equal to the product of the Percentage Interest, or part thereof, times the amount of the Affiliate Contribution. Such payment shall be made by an increase in the principal amount of the Promissory Note. In the event that the Executive shall not elect to maintain up to his Percentage Interest, his Percentage Interest shall be reduced to the percentage determined (i) by the product of (x), the Percentage Interest immediately prior to such Affiliate Contribution, times (y), the Book Value immediately prior to such Affiliate Contribution plus the additional participation payment (if any) made by the Executive to LGII, (ii) divided by the Book Value immediately following such Affiliate Contribution. In the event that Executive's Percentage Interest is reduced pursuant to the previous sentence, the Percentage Interest, referred to on EXHIBIT B, which applies for the fiscal year ended December 31, 2001, shall be reduced proportionately.

          (c) If the financial statements of the Company are impacted by litigation relating to funeral policies written prior to March 17, 1997, both the numerator and the denominator of the ROE calculation in Section 4(a) above shall be equitably adjusted to eliminate all uninsured costs associated with such litigation including, without limitation, all attorneys fees, costs and expenses (including any interest thereon) and all costs and expenses associated with a settlement or judgment (including any interest thereon).
The Company's Book Value shall also be adjusted on an equitable basis for purposes of making the calculations and determinations pursuant to this Agreement to eliminate the effect of such charges on the Company's Book Value.

          5. EXERCISE OF PERCENTAGE INTEREST. The Executive may exercise, or LGII may require the Executive to exercise, his Percentage Interest for a Cash Award on the following basis:

          (a) In the event that the Executive ceases for any reason to be employed by the Company, he, or his legal representative, if applicable, shall exercise all but not less than all of the Percentage Interest held by the Executive.

          (b) At any time after December 31, 2001, or in the event that the Executive ceases for any reason to be employed by the Company, LGII may require the Executive, or his legal representative, if applicable, to exercise all or any part of the Percentage Interest then held by the Executive.

          (c) At any time after December 31, 2001, Executive, or his legal representative, if applicable, may exercise all or any part of the Percentage Interest then held by Executive.

          (d) Immediately prior to any merger or consolidation with, or sale of all or substantially all the assets or Common Stock of the Company, to any other person not affiliated with LGII, LGII may require the Executive, or his legal representative, if applicable, to exercise all but not less than all of the Percentage Interest held by Executive.

          (e) If neither party requests an exercise of the Percentage Interest before January 1, 2003, the ROE goals, Promissory Note amounts, and the Percentage Interest shown in Exhibit B for the year 2001 will remain in effect.

          6.   DETERMINATION OF CASH AWARD.

          (a) The cash award payable to the Executive upon exercise of the Percentage Interest hereunder (each, a "Cash Award") shall be equal to (i) the product of (x) the Book Value, times (y) Percentage Interest or part thereof being exercised by Executive, plus (ii) an amount equal to (x) the product of (A) the aggregate amount of cash dividends declared and paid by the Company on its outstanding common stock (other than Extraordinary Dividends (as defined below) declared and paid pursuant to section 6(b) hereof) during the term of this Agreement, (B) times the Percentage Interest deemed to be owned by Executive at the time of payment of such dividend, times (y) the percentage of the Percentage Interest being exercised by Executive, less (iii) the principal amount of and accrued interest on the Promissory Note times the percentage of the Percentage Interest being exercised by the Executive, in each case determined as of the Calculation Date, plus (iv) an amount equal to 113,917 plus interest thereon at the rate of 9% per annum calculated from the date hereof until the date of the Cash Award. For purposes of this Agreement, "Calculation Date" shall mean the last day of the last full month immediately preceding the exercise of the Percentage Interest.

          (b) In the event of a sale of assets by the Company outside the ordinary course of business and the declaration and payment of an Extraordinary Dividend resulting from such sale of assets to the shareholders of the Company, LGII, simultaneously with the payment of such Extraordinary Dividend, shall reduce the principal amount of the Promissory Note in an amount equal to such Extraordinary Dividend times the Percentage Interest deemed to be owned by the Executive at the time of payment of such Extraordinary Dividend. The term "Extraordinary Dividend" shall mean any payment from the Company to LGII that results in a decrease in the book value of the Company, including, without limitation, any payment made as a result of the Company's sale of substantially all of the assets of, or all of the capital stock of, First Capital Life Insurance Company of Louisiana.

          (c) In the event of any exercise being made hereunder, the Company shall provide as promptly as practicable to the Executive (i) its audited financial statements and operating statements in respect of the last two (2) consecutive fiscal periods or such shorter period for which audited financials are available, (ii) unaudited financial statements and operating statements, as of the Calculation Date, prepared on a basis consistent with the audited financial statements and operating statements, and (iii) a statement demonstrating the calculation of the applicable Cash Award to be paid to the Executive in connection with the exercise of such Percentage Interest (each, a "Cash Award Statement"). The calculation of the amount of the Cash Award, as set forth in the Cash Award Statement, shall be conclusive and binding upon the parties hereto except for any fraud or error discovered within thirty (30) days of the making of such reports.

          (d) Although LGII may, in its discretion, make such provision as it deems advisable for funding the ultimate payment of such Cash Award, no assets of the Company shall be segregated for that purpose or held in trust for the benefit of the Executive, it being the intention that the Cash Award shall constitute at all times a general unsecured obligation of the Company.

          (e) On June 25, 1997, the insurance companies paid $6,885,100 of dividends to LGII. On December 2, 1997, LGII made a capital contribution of $6,885,100 to the Company. Since the insurance group has an average investment yield of 7%, the lost investment income for

1997 was $213,173, which for the purposes of this Agreement will be treated as a 1997 dividend, with the Executive's Percentage Interest to be paid when a Cash Award is made.

          7. EXERCISE OF PERCENTAGE INTEREST UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

          (a) In the event of (i) the occurrence of a Change in Control (as defined herein), and (ii) the occurrence of a Triggering Event (as defined herein), prior to January 1, 2000, Executive shall have an immediate right to exercise the Percentage Interest for a Cash Award. For purposes of this
Section 7(a), Executive shall be deemed to own a Percentage Interest equal to the greater of 9.86% or such Percentage Interest that would result using Exhibit B and an average ROE for the six months prior to exercise.

          (b) The term "Change in Control" shall mean the occurrence of any of the following events:

               (i) The Loewen Group, Inc. ("TLGI") is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of TLGI immediately prior to such transaction;

               (ii) TLGI sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of TLGI immediately prior to such sale or transfer;

               (iii)     There is a report filed on Schedule 13D or
          Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Raymond L. Loewen, a person including Raymond L. Loewen, or a person whose beneficial ownership of Voting Stock of TLGI is shared with Raymond L. Loewen, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding Voting Stock of TLGI;

               (iv) TLGI files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of TLGI has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of TLGI cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this clause (v) each director who is first elected, or first nominated for election of TLGI's stockholders, by a vote of at least two-thirds of the directors of TLGI (or a committee thereof) then still in office who were directors of TLGI at the beginning of any such period will be deemed to have been a director of TLGI at the beginning of such period.

     Notwithstanding the foregoing provisions, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred solely because (A) TLGI, (B) an entity in which TLGI directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any TLGI-sponsored employee stock ownership plan or any other employee benefit plan of TLGI or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because TLGI reports that a change in control of TLGI has occurred or will occur in the future by reason of such beneficial ownership.

          (c)  The term "Triggering Event" shall mean:

               (i) The Company's termination of Executive other than as a result of Cause (as defined herein), the Executive's death, or permanent disability within the meaning of and the actual receipt of benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control;

               (ii) The Executive's termination of his employment because of the failure to elect or reelect or otherwise maintain Executive in the office or the position or a substantially equivalent office or position of or with the Company to that which the Executive held immediately prior to a Change in Control, or the removal of Executive as a director of the Company (or any successor thereto) if Executive shall have been a director of the Company immediately prior to the Change in Control; or

               (iii) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay (as defined herein) and Incentive Pay (as defined herein) other than a reduction based on objective performance criteria, or (C) the termination or denial of the Executive's rights to Employee Benefits (as defined herein) or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from Executive of such change, reduction or termination, as the case may be.

          (d) The term "Cause" shall mean that the Executive shall have committed:

               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

               (ii) intentional wrongful damage to property of the Company or any Subsidiary;

               (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

               (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board of Directors of the Company ("Board") then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

          (e) The term "Base Pay" shall mean the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board or a committee thereof.

          (f) The term "Employee Benefits" shall mean the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the company, providing prerequisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

          (g) The term "Incentive Pay" shall mean an annual amount equal to not less than the greatest aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

          8. CLOSING . The Closing of the transactions contemplated by an exercise of the Percentage Interest hereunder (each, a "Closing") shall be completed within thirty (30) days of the delivery of the Cash Award Statement. Notwithstanding Section 6 above, the payment of all or any portion of the amount payable under Section 6 above will be deferred to the extent that any amount payable under Section 6 when added to any other compensation received or to be received by Executive (or otherwise accrued with respect to Executive) in the same calendar year, would not be deductible by the Company by reason of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but in no event greater than the total amount payable under Section 6. The deferred amount shall become payable on the earlier of (i) December 31 of the first succeeding calendar year in which such amount, when added to all other compensation received or to be received by Executive (or otherwise accrued with respect to Executive) in such calendar year, would not be non-deductible by the Company by reason of section 162(m) of the Code or (ii) the first December 31 on which Executive is not employed by the Company or an affiliate of the Company. The Company, exercising reasonable judgment, shall make all determinations under this paragraph. Any amount deferred under this paragraph shall accrue interest at 9% per annum if payment of such amount is deferred beyond thirty days from delivery of the Cash Award Statement.

          9. NO EXTRAORDINARY CHARGES. LGII covenants and agrees that during the term of this Agreement, it will not make extraordinary intercompany charges to the Company other than (i) intercompany charges customarily made to subsidiaries of LGII, including insurance company subsidiaries of LGII, in accordance with past practices, and (ii) intercompany charges for the direct benefit of the Company and its subsidiaries.

          10. NON-ALIENABILITY OF BENEFITS. Except as permitted by this Agreement, no right or interest of the Executive shall, without the written consent of LGII, be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner liable for or subject to the debts or liabilities of the Executive. If the Executive shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his benefits hereunder or any part hereof, or if by reason of his bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him, then LGII, in its discretion, may terminate his interest in any such benefit to the extent LGII considers necessary or advisable to prevent or limit the effects of such occurrence. Notwithstanding the foregoing, nothing herein shall prevent Executive from disposing of the proceeds of any Cash Award after the date of any such Cash Award.

          11. AMENDMENT OR MODIFICATION WAIVER. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of LGII and the Company and is agreed to in writing, signed by the Executive and by an officer of LGII and the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto or any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision of this Agreement or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

          12. WITHHOLDING TAXES. LGII or the Company shall have the right to deduct from all compensation payments made pursuant to this Agreement such federal, state and local taxes as are required to be withheld by LGII or the Company in respect of such payments.

          13. NO CONTINUED EMPLOYMENT. This Agreement shall not confer upon Executive any right with respect to continuance of employment with the Company nor shall it interfere in any way with any right such Executive or the Company would otherwise have to terminate such Executive's employment.

          IN WITNESS WHEREOF, the Executive and LGII and the Company, by a duly authorized officer of LGII and the Company, respectively, have executed this Equity Incentive Agreement as of the 24th day of September, 1998.

LOEWEN GROUP INTERNATIONAL, INC.        LOEWEN LIFE INSURANCE GROUP, INC.



By:  /s/ PAUL WAGLER                  By:  /s/ PAUL WAGLER
    ------------------------              ------------------------------
Name:  Paul Wagler                    Name:  Paul Wagler
      ----------------------                ----------------------------
Title:                                Title:
      ----------------------                 ---------------------------


                                               /s/ THOMAS HARDY
                                      ------------------------------------
                                                  THOMAS HARDY

                                                                  EXHIBIT A

                                   PROMISSORY NOTE
                                   ---------------

Dated:  September 24, 1998         Amount:  $10,000,000.00


FOR VALUE RECEIVED, the undersigned hereby promises to pay to or to the order of Loewen Group International, Inc., at 4126 Norland Ave., Burnaby, BC V5G 3S8, the sum of Ten Million Dollars ($10,000,000.00), as adjusted pursuant to the provisions of that certain Equity Incentive Agreement, dated as of September 24, 1998, by and between the undersigned, Loewen Life Insurance Group, Inc. and Loewen Group International, Inc. (the "Agreement") with interest accruing on the principal amount from February 12, 1998 through the time of repayment, at a rate of 9% per annum, simple interest, payable upon payment of this Promissory Note pursuant to the terms and conditions set forth in the Agreement with interest for any partial year to be calculated on the basis of 365 days per year; provided that, notwithstanding the repayment provisions aforesaid, this Promissory Note shall be payable solely by reduction, from time to time, of any Cash Award pursuant to Section 6(a)(iii) of the Agreement; and further provided that this note shall be without personal recourse and shall be payable as provided in the Agreement.

                                     /s/ THOMAS HARDY
                                ---------------------------------
                                       THOMAS HARDY